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                                   Exhibit 22

                              LIST OF SUBSIDIARIES

SUBSIDIARIES OF THE COMPANY

         The Merchants National Bank of Aurora, a bank chartered under the laws of the United States.

         Merserco, Inc., a Delaware corporation.